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Exhibit 10.31

EXECUTIVE OFFICER MANDATORY RETIREMENT POLICY
As Updated through January 1, 2005

The company shall require mandatory retirement for its executive officers under the following conditions.

Each executive officer of the company shall be required to retire from employment with the company by the end of the calendar year in which he or she reaches age 65 provided he or she (1) has been employed in a bona fide executive or high policy-making position for the two-year period immediately before retirement and (2) is entitled to an immediate non-forfeitable annual retirement benefit from the company's pension, profit sharing, or deferred compensation plan(s) (or any combination of these plans) equal at least to the limit as established in the Age Discrimination in Employment Act ($44,000 as of December 11, 1992). Mandatory retirement pursuant to this policy will not be deemed involuntary termination of employment for purposes of severance pay or any other benefits.

An executive officer who meets the mandatory retirement criteria specified in the prior paragraph may continue in the employment of the company beyond the end of the calendar year in which he or she reaches age 65 if, and only if the board of directors approves the continuance of employment. In this situation, employment may continue until such time as the board, in its sole discretion, withdraws the approval for continued employment.

The company's Executive Officer Severance Pay Policy and Separation of Employment Policy will govern all other aspects of the termination of employment of executive officers.

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  Exhibit 10.31